Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated April 14, 2008, in Guardian Technologies International, Inc.’s (Company) Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (2008 Form 10-K), relating to the consolidated financial statements of Guardian Technologies International, Inc. and Subsidiaries as of December 31, 2007, and for each the two years in the period then ended, which appear in the Company’s 2008 Form 10-K filed on or about March 30, 2009.

/S/ Goodman & Company, L.L.P

Norfolk, Virginia

March 30, 2009